Exhibit 99.1

NEWS RELEASE

300 Perimeter Park Drive, Suite A Morrisville, North Carolina 27560 919.468.0399	Company Contact: Timothy Krist Chief Financial Officer 919.468.0399, ext. 295 tkrist@charlesandcolvard.com	Investor Relations: R. Jerry Falkner RJ Falkner & Company, Inc. Investor Relations Counsel 800.377.9893 info@rjfalkner.com

FOR IMMEDIATE RELEASE

CHARLES & COLVARD REPORTS THIRD QUARTER OPERATING RESULTS

MORRISVILLE, N.C. -- October 27, 2011 -- Charles & Colvard, Ltd. (NASDAQ Global Select Market: CTHR), the sole manufacturer of created moissanite gemstones, The Most Brilliant Jewel in the World®, today announced its operating results for the third quarter and first nine months of 2011.

Financial Highlights:

•	Q3 sales of $2.9 million vs. prior-year period sales of $3.0 million

•	Q3 net income of $110,000 vs. prior-year period net income of $512,000

•	$9.4 million cash and investments and no long-term debt at 9/30/11

•	Q3 positive cash flow from operations of $453,000, year to date of $1.8 million

Net sales for the three months ended September 30, 2011 decreased 4% to approximately $2.9 million, compared with approximately $3.0 million in net sales during the corresponding period of the previous year.  Loose moissanite gemstone sales decreased 22% to approximately $2.2 million, compared with approximately $2.8 million in the corresponding period of the previous year.  Finished jewelry sales increased 303% to approximately $682,000, compared with approximately $169,000 in the corresponding period of the previous year.  These fluctuations in quarter over quarter sales by product mix are primarily the result of the timing of restocking orders received from the Company’s customer base and the Company’s continued focus on expansion into the finished jewelry business through the creation of new sales channels, including televised home shopping networks that are experiencing high levels of success with basic and designer-inspired fashion lines of finished moissanite jewelry.  As the Company continues to execute its strategy of developing new wholesale and direct-to-consumer sales channels and expanding its finished jewelry business, these fluctuations in product mix are expected to continue.  As an example, the Company’s fourth quarter 2011 sales to date (through October 26) currently approximate $1.7 million, comprising approximately $1.0 million in sales of loose gemstones and approximately $713,000 in sales of finished jewelry, as compared with loose gemstone sales of approximately $1.9 million and finished jewelry sales of approximately $1.6 million for the entire fourth quarter of 2010.

Net sales for the nine months ended September 30, 2011 decreased 4% to approximately $8.9 million, compared with approximately $9.2 million in net sales during the corresponding period of the previous year.  Loose moissanite gemstone sales decreased 12% to approximately $7.3 million, compared with approximately $8.2 million in the corresponding

Charles & Colvard Reports Third Quarter Operating Results
October 27, 2011

period of the previous year.  These decreases were primarily attributable to a one-time $889,000 sale to an international customer in the second quarter of 2010 that did not recur in the first nine months of 2011.  Finished jewelry sales increased 69% to approximately $1.6 million, compared with approximately $958,000 in the corresponding period of the previous year.  This increase was primarily attributable to the Company’s continued focus on expansion into the finished jewelry business, as discussed previously.

The Company recorded net income of $110,000, or $0.01 per diluted share, in the third quarter of 2011, compared with net income of $512,000, or $0.03 per diluted share, in the third quarter of 2010.  Net income in the most recent quarter was primarily due to the recognition of an income tax net benefit of $243,000, the majority of which was generated by the reversal of a liability for an uncertain tax position resulting from a voluntary disclosure agreement the Company entered into with a taxing authority.  In the third quarter of 2010, the Company recognized an income tax net benefit of $218,000 that primarily resulted from the reduction of its valuation allowance on operating loss carryforwards and the recognition of federal tax refunds.  For the nine months ended September 30, 2011, the Company recorded a net loss of ($230,000), or ($0.01) per share, compared with net income of $1.1 million, or $0.06 per diluted share, in the corresponding period of the previous year.  This net loss was primarily a result of lower sales, higher manufacturing overhead, and increased operating expenses involving new business initiatives to support future revenue streams.

Operating expenses increased $579,000, or 35%, and $916,000, or 19%, during the third quarter and nine months ended September 30, 2011, respectively, when compared with the same periods in 2010.  Of these increases, sales and marketing expenses increased $501,000, or 99%, and $573,000, or 34%, during the third quarter and nine months ended September 30, 2011, respectively, when compared with the same periods in 2010, primarily due to the Company’s investments in marketing and branding initiatives and its direct-to-consumer e-commerce and home party businesses.

“While our goal was that the year-to-date execution of our strategies would have resulted in stronger revenue in the third quarter, we are very encouraged by the apparent rebound in sales that we are seeing in the fourth quarter,” stated Randy N. McCullough, Chief Executive Officer of Charles & Colvard, Ltd.  “This year’s October net sales through October 26 are up approximately 290% over the full month of October 2010, and we expect total fourth quarter revenues to further benefit from our investments in new sales and marketing initiatives.  Our televised home shopping network customers’ sales have remained strong, and two of the largest such networks that focus on jewelry products have significantly increased the number of moissanite shows scheduled for the fourth quarter.  Our sales team has also made inroads into several international markets that represent new opportunities for moissanite jewelry and have the potential to provide incremental revenue for our Company.  In addition, we remain committed to the success of our highly valued existing moissanite distributors and retailers in both the U.S. and abroad.

“We believe the third quarter launch of our direct-to-consumer e-commerce website, Moissanite.com, has considerably increased consumer awareness as a result of multiple social media campaigns, and we are encouraged by the growth of our website traffic as we head into the holiday season.  The site, built on the robust and scalable Magento e-commerce software platform, which powers websites for many of the world’s leading brands,

Charles & Colvard Reports Third Quarter Operating Results
October 27, 2011

is scheduled to transition during the fourth quarter to a much broader offering of finished jewelry, most of which will be unique to Moissanite.com.

“We are extremely enthusiastic regarding the revenue potential of Lulu AvenueTM, our new jewelry home party and direct sales business,” continued McCullough.  “Kevin Raulston, a seasoned and highly respected direct-selling executive, has been hired to head this new venture.  Sales and the level of consumer response throughout our test phase for Lulu AvenueTM during the past several months, wherein the majority of participants had never been exposed to moissanite, greatly exceeded our projections and goals.  An industry-experienced support team has been assembled to move this initiative forward as quickly as possible in order to capitalize on demand in a market that we consider far from saturated.

“Network marketing and businesses like Lulu AvenueTM are all about relationships.  A critical component of the sales process involves building open, honest relationships with potential customers and bringing value to these relationships at every opportunity.  It is our belief that providing moissanite jewelry that exceeds expectations is critical to building the type of trust that makes the network marketing business so powerful.  We believe the key to growing the Lulu AvenueTM business is a sound understanding of marketing techniques that bring the benefits of moissanite products to the attention of as many people as possible.  These efforts will be supported by a state-of-the-art automated, online marketing and back office system that provides customizable web sites for each of our independent sales representatives.  In turn, the anticipated improvement in consumer awareness of moissanite resulting from this new sales channel may also benefit sell-through in our e-commerce and wholesale distribution sales channels.

“Lastly, to further enhance our branding of moissanite, we have engaged the Levine Design Group of New York to identify a proprietary positioning that creates a new space and paradigm in the luxury/jewelry market.  Our goal is to clearly and definitively separate the brand, and the moissanite jewels themselves, from the ‘diamond’ universe, thereby creating a unique platform for future growth.  The Charles & Colvard brand will provide an umbrella under which the Forever Brilliant® moissanite jewel, Judy Evans designer finished jewelry, Moissanite.com e-commerce, and Lulu AvenueTM direct selling sub-brands and brand iconography can be developed and optimized.

“We remain confident that our multi-channel sales and marketing strategies will play a key role in the accomplishment of our growth objectives.  Additionally, we continue to remain well-positioned financially with a long-term debt-free balance sheet, healthy operating cash flows, and over $12 million in available working capital.  As a demonstration of our belief in the Company’s future prospects, Charles & Colvard has repurchased 183,287 shares of its common stock to date under a Board-approved share repurchase program that extends to August 12, 2012,” concluded McCullough.

Charles & Colvard Reports Third Quarter Operating Results
October 27, 2011

Financial Position

Cash and liquid long-term investments totaled $9.4 million at the end of the third quarter of 2011, up from approximately $8.8 million at December 31, 2010, and the Company had no long-term debt outstanding as of September 30, 2011.  Cash generated from operations totaled $453,000 and $1.8 million during the three and nine months ended September 30, 2011, respectively.  During the third quarter of 2011, the primary drivers of positive cash flow were the Company’s net income of $110,000 that included $400,000 of net non-cash expenses, a decrease in trade accounts receivable of $501,000, and a decrease in prepaid expenses and other assets of $149,000.  These factors more than offset a net increase in inventory of $324,000, a decrease in trade accounts payable of $81,000, and a net decrease in accrued liabilities of $292,000.

During the nine months ended September 30, 2011, the primary drivers of positive cash flow were the receipt of an income tax receivable of $113,000, a net decrease in inventory of $933,000, an increase in trade accounts payable of $169,000, and a net decrease in prepaid expenses and other assets of $73,000.  These factors more than offset the Company’s net loss of $230,000 that included $1.1 million of net non-cash expenses, an increase in trade accounts receivable of $38,000, an increase in interest receivable of $11,000, and a net decrease in accrued liabilities of $276,000.

Total inventory, including long-term and consignment inventory, approximated $36.6 million as of September 30, 2011, which was down from approximately $37.4 million at the end of 2010, primarily as a result of sales, offset in part by purchases of jewelry castings, findings, and other jewelry components, along with limited production of moissanite gemstones.  Net trade accounts receivable approximated $3.5 million at the end of the third quarter of 2011, down from approximately $3.7 million at the end of 2010.

Investor Conference Call

The Company will host an investor conference call at 4:15 p.m. EDT today, October 27, 2011, to discuss its third quarter and first nine months of 2011 operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Charles & Colvard, Ltd. Conference Call” a few minutes before 4:15 p.m. EDT on Thursday, October 27, 2011.  The call will also be broadcast live on the Internet at www.videonewswire.com/event.asp?id=82850.

A replay of the conference call will be available one hour after the call until 9:00 a.m. EDT on Thursday, November 3, 2011 by dialing 877-344-7529 (U.S.) or 412-317-0088 (international) and entering the conference ID number 10005427.

The conference call will be archived for review on the Internet at www.videonewswire.com/event.asp?id=82850 and on the Company’s website at www.charlesandcolvard.com until Thursday, November 3, 2011.

Charles & Colvard Reports Third Quarter Operating Results
October 27, 2011

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd., based in the Research Triangle Park area of North Carolina, is the global sole source of moissanite, a unique, near-colorless created gemstone that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability, and rarity.  Charles & Colvard Created Moissanite® is currently incorporated into fine jewelry sold through domestic and international retailers and other sales channels.  Charles & Colvard, Ltd. is headquartered in Morrisville, North Carolina, and its common stock is listed on the NASDAQ Global Select Market under the symbol “CTHR”.  For more information, please access www.charlesandcolvard.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Statements expressing expectations regarding our future and projections relating to products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future.  You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors including, but not limited to, our dependence on consumer acceptance and growth of sales of our products; our dependence on third parties for the sales and marketing of our products to end consumers; dependence on a limited number of customers; our current customers’ potential perception of us as a competitor in the finished jewelry business; general economic and market conditions, including the current economic environment; dependence on Cree, Inc. as the current supplier of the raw material; intense competition in the worldwide jewelry industry; the financial condition of our major customers; risks of conducting business in foreign countries; the pricing of precious metals, which is beyond our control; our ability to protect our intellectual property; and possible adverse effects of governmental regulation and oversight, in addition to the other risks and uncertainties described in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and subsequent reports filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

(Financial Highlights Follow)

Charles & Colvard Reports Third Quarter Operating Results
October 27, 2011

Charles & Colvard, Ltd.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$2,891,109	$3,002,608	$8,862,945	$9,184,912
Costs and expenses:
Cost of goods sold	819,309	1,089,600	3,444,465	3,547,845
Sales and marketing	1,005,600	504,305	2,238,866	1,665,918
General and administrative	1,191,857	1,130,070	3,510,232	3,175,537
Research and development	28,476	12,979	71,982	63,829
Total costs and expenses	3,045,242	2,736,954	9,265,545	8,453,129
(Loss) income from operations	(154,133)	265,654	(402,600)	731,783
Other income (expense):
Interest income	21,062	28,715	62,320	87,033
Interest expense	(456)	(880)	(718)	(2,645)
Loss on disposal of assets	-	-	(94,408)	-
Loss on call of long-term investments	-	-	(2,913)	-
Total other income (expense)	20,606	27,835	(35,719)	84,388
(Loss) income before income taxes	(133,527)	293,489	(438,319)	816,171
Income tax net benefit	243,182	218,463	208,272	330,481
Net income (loss)	$109,655	$511,952	$(230,047)	$1,146,652

Net income (loss) per common share:
Basic	$0.01	$0.03	$(0.01)	$0.06
Fully diluted	$0.01	$0.03	$(0.01)	$0.06

Weighted average number of shares used in computing net income (loss) per common share:
Basic	19,540,214	19,261,941	19,437,360	19,144,036
Fully diluted	19,791,217	19,515,550	19,437,360	19,392,644

Charles & Colvard Reports Third Quarter Operating Results
October 27, 2011

Charles & Colvard, Ltd.
Consolidated Balance Sheets
(unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$4,389,667	$7,736,044
Accounts receivable, net	3,461,515	3,679,141
Interest receivable	17,309	6,163
Income tax receivable	-	113,030
Inventory, net	5,448,380	6,306,875
Prepaid expenses and other assets	258,663	343,137
Total current assets	13,575,534	18,184,390
Long-term assets:
Held-to-maturity investments	5,007,928	1,018,551
Inventory, net	31,139,308	31,075,626
Property and equipment, net	985,965	377,352
Patent and license rights, net	249,075	252,542
Other assets	13,746	1,990
Total long-term assets	37,396,022	32,726,061
TOTAL ASSETS	$50,971,556	$50,910,451

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$710,990	$542,084
Accrued cooperative advertising	348,000	314,000
Accrued expenses and other liabilities	206,552	308,653
Total current liabilities	1,265,542	1,164,737
Long-term liabilities:
Accrued income taxes	729,141	937,414
Total liabilities	1,994,683	2,102,151
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	52,852,340	53,113,608
Additional paid-in capital – stock-based compensation	7,471,576	6,811,688
Accumulated deficit	(11,347,043)	(11,116,996)
Total shareholders’ equity	48,976,873	48,808,300
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$50,971,556	$50,910,451

Charles & Colvard Reports Third Quarter Operating Results
October 27, 2011

Charles & Colvard, Ltd.
Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(230,047)	$1,146,652
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	201,340	99,130
Amortization of bond premium	3,335	10,390
Stock-based compensation	686,945	273,357
Provision for uncollectible accounts	300,985	410,000
Provision for sales returns	(45,000)	(88,000)
Provision for inventory reserves	(138,000)	(694,000)
Benefit for deferred income taxes	-	(102,443)
Loss on disposal of assets	94,408	-
Loss on call of long-term investments	2,913	-
Changes in assets and liabilities:
Accounts receivable	(38,359)	(2,501,285)
Interest receivable	(11,146)	(37,756)
Income tax receivable	113,030	(113,030)
Note receivable	-	54,627
Inventory	932,813	2,152,504
Prepaid expenses and other assets, net	72,718	(98,243)
Accounts payable	168,906	30,427
Accrued cooperative advertising	34,000	373,000
Accrued income taxes	(208,273)	(115,008)
Other accrued liabilities, net	(102,101)	51,120
Net cash provided by operating activities	1,838,467	851,442

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(865,942)	(92,643)
Purchases of long-term investments	(6,245,625)	(5,056,990)
Proceeds from call of long-term investments	2,250,000	750,000
Patent and license rights costs	(34,952)	(33,638)
Net cash used in investing activities	(4,896,519)	(4,433,271)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock option exercises	46,872	178,135
Share repurchases	(335,197)	-
Net cash (used in) provided by financing activities	(288,325)	178,135

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,346,377)	(3,403,694)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,736,044	7,405,685
CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,389,667	$4,001,991

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$718	$2,645

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